Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

GOLDMAN SACHS PRIVATE CREDIT CORP.

I, the undersigned, being the Incorporator for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do make, file and record this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I.

NAME

The name of the corporation is Goldman Sachs Private Credit Corp. (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV.

DEFINITIONS

As used in this Certificate of Incorporation, the following terms shall have the following meanings unless the context otherwise requires:

“Acquisition Expenses” means expenses, including but not limited to legal fees and expenses, travel and communication expenses, costs regarding determination of creditworthiness and due diligence on prospective portfolio holding companies, non-refundable option payments on assets not acquired, accounting fees and expenses, and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

“Additional Preferred Directors” has the meaning ascribed to it in Section G of Article XI hereof.

“Administrator” means State Street Bank and Trust Company, any Person to whom the Administrator subcontracts any and all such services and any successor to an Administrator who enters into an administrative services agreement with the Corporation or who subcontracts with a successor Administrator.

“Adviser” means Goldman Sachs Asset Management, L.P., or an affiliated successor in interest thereto, any Person to whom the Adviser subcontracts substantially all such services pursuant to a sub-advisory agreement and any successor to an Adviser who enters into an Advisory Agreement with the Corporation or who subcontracts with a successor Adviser.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Advisory Agreement” means that certain investment advisory agreement between the Corporation and the Adviser named therein pursuant to which the Adviser will act as the adviser to the Corporation and provide investment advisory, investment management and other specified services to the Corporation, including any sub-advisory agreement.

“Affiliate” or “Affiliated” means (subject to the limits under the Investment Company Act or an exemptive order from the SEC, as each may be applicable) with respect to any specified Person:

(a) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such specified Person;

(b) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such specified Person;

(c) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person;

(d) any officer, director, trustee, partner, copartner or employee of such specified Person; and

(e) if such specified Person is an investment company, any investment adviser thereof or any member of an advisory board thereof.

“Assessment” means an additional amount of capital that may be mandatorily required of, or paid voluntarily by, a Stockholder beyond his, her or its subscription commitment excluding deferred payments.

“Benefit Plan Investor” means a benefit plan investor as defined in the Plan Asset Regulations.

“Board of Directors” means the Corporation’s board of directors, as of any particular time.

“Bylaws” has the meaning ascribed to it in Section B of Article XVI hereof.

“capital contribution” means the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan in a program by a participant, or by all participants, as the case may be. Unless otherwise specified, capital contributions shall be deemed to include principal amounts to be received on account of deferred payments.

“cash available for distribution” means Cash Flow plus cash funds available for distribution from Corporation reserves less amounts set aside for restoration or creation of reserves.

“Cash Flow” means Corporation cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.

“Class D Conversion Rate” means the fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class D NAV Per Share” means the net asset value of the Corporation allocable to the Class D Shares (including any reduction for Stockholder Servicing Fees as described in the Prospectus, determined as described in the Prospectus, divided by the number of outstanding Class D Shares).

“Class D Shares” has the meaning ascribed to it in Section A of Article V hereof.

“Class I NAV Per Share” means the net asset value of the Corporation allocable to the Class I Shares, determined as described in the Prospectus, divided by the number of outstanding Class I Shares.

“Class I Shares” has the meaning ascribed to it in Section A of Article V hereof.

“Class S Conversion Rate” means the fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” means the net asset value of the Corporation allocable to the Class S Shares (including any reduction for Stockholder Servicing Fees as described in the Prospectus, determined as described in the Prospectus, divided by the number of outstanding Class S Shares).

“Class S Shares” has the meaning ascribed to it in Section A of Article V hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Commencement of the Initial Public Offering” means the date that the SEC declares effective the registration statement filed under the Securities Act for the Initial Public Offering.

“Common Stock” has the meaning ascribed to it in Section A of Article V hereof.

“Controlling Person” means (subject to the limits under the Investment Company Act or an exemptive order from the SEC, as each may be applicable), all Persons, whatever their titles, who perform functions for the Sponsor similar to those of: (a) chairman or member of the board of directors; (b) executive officers; and (c) those holding ten percent or more equity interest in the Sponsor or a Person having the power to direct or cause the direction of the Sponsor, whether through the ownership of voting securities, by contract, or otherwise.

“Corporation” has the meaning ascribed to it in Article I hereof.

“DGCL” has the meaning ascribed to it in Article III hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlling Person” means a Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person within the meaning of 29 C.F.R. § 2510.3-101(f)(3).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exemptive Order” means an exemptive order issued by the SEC that permits the Corporation to offer and issue multiple classes of Shares of Common Stock.

“Front End Fees” means fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Corporation through an Offering without deduction for Selling Commissions. Solely for the purpose of computing Gross Proceeds in Section H(iii) of Article V hereof, the purchase price of any Class S Shares shall be deemed to be the full, non-discounted offering price at the time of purchase of each such Class S Share.

“Independent Director” means a member of the Board of Directors who is not an Interested Person.

“Independent Expert” means a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

“Initial Public Offering” means the first Offering pursuant to an effective registration statement filed under the Securities Act, in which the Shares offered and sold thereunder are registered pursuant to Section 12(g) of the Exchange Act and the Corporation is subject to the Omnibus Guidelines.

“Interested Person” means a Person who is an “interested person” as that term is defined under Section 2(a)(19) of the Investment Company Act.

“Investment in Program Assets” means the amount of capital contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes but excluding Front End Fees.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Shares of the Corporation in one or more related transactions, or similar transaction involving the Corporation pursuant to which the Stockholders receive for their Shares, as full or partial consideration, cash, Listed or non-Listed equity Securities or combination thereof: (a) a Listing; (b) a sale or merger in a transaction that provides Stockholders with cash and/or securities of a publicly traded company; or (c) a sale of all or substantially all of the assets of the Corporation for cash or other consideration.

“Listing” means the listing of the Common Stock (or any successor thereof), including any class or series of Common Stock, on a national securities exchange or national securities association registered with the SEC or the receipt by the Stockholders of Securities that are approved for trading on a national securities exchange or national securities association registered with the SEC in exchange for the Common Stock. The term “Listed” shall have the correlative meaning. With regard to the Common Stock, upon commencement of trading of the Common Stock on a national securities exchange or national securities association registered with the SEC, the Common Stock shall be deemed Listed.

“Net Worth” means the excess of total assets over total liabilities as determined by GAAP.

“Non-Compliant Tender Offer” has the meaning as provided in Section L of Article IX hereof.

“Offering” means any offering and sale of Shares for the account of the Corporation.

“Omnibus Guidelines” means the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992, and as amended on May 7, 2007, and from time to time.

“Organization and Offering Expenses” means any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with and in preparing the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow agents or holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. For the avoidance of doubt, Organization and Offering Expenses do not include selling commissions, managing dealer fees and other similar expenses paid by investors at the time of the sale of the stock of the Corporation.

“Person” means an individual, corporation, partnership, estate, trust joint venture, limited liability company or other entity or association.

“Placement Agent” means the entity serving as the placement agent of an Offering of the Corporation that is exempt from or otherwise not subject to the registration requirements of the Securities Act.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by section 3(42) of ERISA.

“Preferred Stock” has the meaning ascribed to it in Section A of Article V hereof.

“Prospectus” shall have the meaning as provided in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Shares to the public.

“Publicly Offered Securities” means publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.

“Reinvestment Plan” shall have the meaning provided in Section L of Article V hereof.

“Reinvestment Proceeds” means, with respect to any Share issued pursuant to a Reinvestment Plan, the Class S NAV Per Share or Class D NAV Per Share, as applicable, of such Share at the time of issuance.

“Roll-Up Entity” means a partnership, trust, corporation, or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the Stockholders. Such term does not include:

(a) a transaction involving securities of the Corporation that have been Listed for at least twelve (12) months; or

(b) a transaction involving the conversion to another corporate form or to a trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) Stockholders’ voting rights;

(ii) the term of existence of the Corporation;

(iii) Adviser compensation; or

(iv) the Corporation’s investment objective.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities” means Common Stock, any other Shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing if and only if any such item is treated as a “security” under the Exchange Act, or applicable state securities laws.

“Selling Commissions” means any and all up-front fees and commissions payable to underwriters, managing dealer or other broker-dealers in connection with the sale of Shares, including, without limitation, up-front fees or commissions payable to the Placement Agent or Managing Dealer, as applicable.

“Stockholder List” shall have the meaning as provided in Section E of Article IX hereof.

“Stockholders” means the registered holders of the Corporation’s Shares.

“Stockholder Servicing Fee” means the stockholder servicing fee payable to the Placement Agent or Managing Dealer, as applicable, and reallowable to participating dealers with respect to Class S Shares and Class D Shares and described in the Prospectus.

“Shares” means shares of stock of the Corporation of any class or series, including shares of Common Stock or Preferred Stock.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will control, manage or participate in the management of a program, and any affiliate of such person. Not included is any person whose only relation with the program is that of an independent manager of a portion of program assets, and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of program interests. A person may also be deemed a Sponsor of the program by:

(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the program, either alone or in conjunction with one or more other persons;

(b) receiving a material participation in the program in connection with the founding or organizing of the business of the program, in consideration of services or property, or both services and property;

(c) having a substantial number of relationships and contacts with the program;

(d) possessing significant rights to control program properties;

(e) receiving fees for providing services to the program which are paid on a basis that is not customary in the industry; or

(f) providing goods or services to the program on a basis which was not negotiated at arm’s length with the program.

“Total Corporation-Level Underwriting Compensation” means all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including Stockholder Servicing Fees and Selling Commissions.

ARTICLE V.

CAPITAL STOCK

A The total number of shares of all classes of stock that the Corporation shall have authority to issue is 3,001,000,000 Shares, initially consisting of 3,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), 1,000,000,000 shares of which are classified as Class D common stock (“Class D Shares”), 1,000,000,000 shares of which are classified as Class I common stock (“Class I Shares”) and 1,000,000,000 shares of which are classified as Class S common stock (“Class S Shares”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). All Shares shall be fully paid and non-assessable when issued. Effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines, the Corporation shall not make any mandatory Assessments against any Stockholder beyond such Stockholder’s subscription commitment.

B Upon the effectiveness of the filing of the Certificate of Conversion of Goldman Sachs Private Credit Fund LLC (the “LLC”) to the Corporation and this Certificate of Incorporation (the “Effective Time”), all limited liability company interests in the LLC outstanding immediately prior to the Effective Time shall, without any further action on the part of the Corporation or the former holder of such limited liability company interests, be converted into the consideration set forth in the Plan of Conversion of the LLC to the Corporation, a copy of which is included in the books and records of the Corporation.

C To the extent permitted by the Investment Company Act, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock and the number of shares of the series, as may be permitted by the DGCL. Unless otherwise provided in this Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as otherwise required by law, holders of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

D Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation as of the record date for voting on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

E Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Immediately before any dissolution, liquidation or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class S Shares will automatically be converted to Class I Shares at the Class S Conversion Rate, and Class D Shares will automatically be converted to Class I Shares at the Class D Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for distribution to holders of the Common Stock, or the proceeds therefrom, shall be distributed to each holder of Class I Shares, ratably with each other holder of Class I Shares, which will include all converted Class S Shares and Class D Shares, in such proportion as the number of outstanding Class I Shares held by such holder bears to the total number of outstanding Class I Shares then outstanding. For the avoidance of doubt, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation.

G The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

H Effective upon the issuance of multiple classes of Shares of Common Stock by the Corporation pursuant to the Exemptive Order and to the extent required under such Exemptive Order, each Class S Share and Class D Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares equal to the Class S Conversion Rate or Class D Conversion Rate, respectively, on the earliest of (i) a Listing of Class I Shares, (ii) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets, (iii) the end of the month in which the Placement Agent in conjunction with the Corporation’s transfer agent determines that total Selling Commissions and Stockholder Servicing Fees paid with respect to the Shares held by such Stockholder within such account would exceed, in the aggregate, ten percent (10%) of the sum of the Gross Proceeds from the sale of Shares and the aggregate Reinvestment Proceeds of any Shares issued under a Reinvestment Plan with respect to such Shares, and (iv) after termination of the Offering in which such Class S Shares and Class D Shares were sold, the end of the month in which the Corporation, with the assistance of the Placement Agent or Managing Dealer, as applicable, determines that Total Corporation-Level Underwriting Compensation paid with respect to the primary portion of such Offering is equal to ten percent (10%) of the Gross Proceeds of the primary portion of such Offering.

I This Section I shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the Stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Stockholder, the Stockholder may be subjected to a reasonable penalty.

J Effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, the Corporation and those selling shares of Common Stock on its behalf shall, with respect to share offers and sales in which they are broker of record, assure that such shares are offered and sold pursuant only to prospective investors who, in each case, meet the income and Net Worth “Suitability Standards” as specified in the Corporation’s Prospectus for such shares (as the same may be amended or supplemented from time to time) and the Omnibus Guidelines.

1. The Sponsor or each Person selling shares of Common Stock on behalf of the Corporation shall make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective Stockholder, as well as any other pertinent factors.

2. The Sponsor or each Person selling shares of Common Stock on behalf of the Corporation shall maintain records of the information used to determine that an investment in shares of Common Stock is suitable and appropriate for a Stockholder. The Sponsor or each Person selling shares of Common Stock on behalf of the Corporation shall maintain these records for at least six years.

K The Board of Directors may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases Shares from the Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation.

L This Section L shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. Any distribution reinvestment plan of the Corporation (a “Reinvestment Plan”) must be operated in accordance with applicable federal and state securities laws. No Selling Commissions may be deducted directly or indirectly from reinvested funds by the Corporation. The reinvestment funds must be invested into Common Stock of the Corporation. Where required by law, investors must receive a Prospectus which is current as of the date of each reinvestment. The participants in the Reinvestment Plan will be free to elect or revoke reinstatement within a reasonable time, and such right be will fully disclosed in the Prospectus. The participating dealers must assume responsibility for blue sky compliance and performance of due diligence responsibilities and must contact investors to ascertain whether the investors continue to meet the applicable state’s suitability standards.

ARTICLE VI.

ADVISER AND ADMINISTRATOR

This Article VI shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines.

A Subject to the requirements of the Investment Company Act, the Board of Directors may exercise broad discretion in allowing the Adviser and, if applicable, an Administrator, to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Adviser, or if any, the Administrator, to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Stockholders and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) all Front End Fees shall be reasonable and shall not exceed eighteen percent (18%) of the Gross Proceeds of any Offering, regardless of the source of payment, and (iii) the percentage of Gross Proceeds of any Offering committed to Investment in Program Assets shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

B The Board of Directors is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of the Advisory Agreement are being carried out. The Board of Directors may consider all factors that they deem relevant in making these determinations. So long as the Corporation is a business development company under the Investment Company Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in net gains allowed by the Investment Company Act or the Advisers Act, as appropriate.

C The Advisory Agreement shall provide that the Adviser has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control, and that the Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation. The Corporation shall not permit any Stockholder to contract away any fiduciary obligation owed by the Adviser under common law.

D The Board of Directors shall determine the sufficiency and adequacy of the relevant experience and qualifications for the officers of the Corporation given the business objective of the Corporation. The Board shall determine whether any Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.

E The Advisory Agreement shall provide that it is terminable (a) by the Corporation upon sixty (60) days’ written notice to the Adviser: (i) upon the affirmative vote of holders of a majority of the outstanding voting securities of the Corporation entitled to vote on the matter (as “majority” is defined in Section 2(a)(42) of the Investment Company Act) or (ii) by the vote of the Independent Directors; or (b) by the Adviser upon not less than one hundred twenty (120) days’ written notice to the Corporation, in each case without cause or penalty. In the event of termination, the Adviser will cooperate with the Corporation and the Board of Directors in making an orderly transition of the advisory function. In addition, if the Corporation elects to continue its operations following termination of the Advisory Agreement by the Adviser, the Adviser shall pay all direct expenses incurred as a direct result of its withdrawal. Upon termination of the Advisory Agreement, the Corporation shall pay the Adviser all amounts then accrued but unpaid to the Adviser. The method of payment must be fair and protect the solvency and liquidity of the Corporation. When the termination is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the terminated Adviser otherwise would have received under the applicable agreements among the parties had the Adviser not been terminated. When the termination is involuntary, the method of payment will be presumed to be fair if it provides for an interest bearing promissory note maturing in not more than five years with equal installment each year

F Unless otherwise provided in any resolution adopted by the Board of Directors, the Corporation shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the Board of Directors, and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section A of this Article VI.

G The Corporation may pay the Adviser and/or its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board of Directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

H The Corporation shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment, other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Adviser.

I In the event the Corporation executes an agreement for the provision of administrative services, the Corporation may reimburse the Administrator, at the end of each fiscal quarter, for all expenses of the Corporation incurred by the Administrator as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not Affiliated with the Corporation. Notwithstanding any other provision in this Certificate of Incorporation, the Administrator may be reimbursed for the administrative services necessary for the prudent operation of the Corporation performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Administrator’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. Except as otherwise provided herein, no reimbursement shall be permitted for services for which the Administrator is entitled to compensation by way of a separate fee.

ARTICLE VII.

INVESTMENT OBJECTIVES AND LIMITATIONS; BORROWING AND LEVERAGE

This Article VII shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines.

A The Corporation’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Board of Directors shall have power with respect to the Corporation to manage, conduct, operate and carry on the business of a business development company. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.

B All transactions entered into by the Corporation shall be consistent with the investment permissions and limitations as established for business development companies under the Investment Company Act, including any applicable exemptive orders that have been or may be issued in the future by the SEC.

C For purposes of this Section C, “Program” shall be defined as a limited or general partnership, joint venture, unincorporated association or similar organization, other than a corporation, formed and operated for the primary purpose of investment in and the operation of or gain from and interest in the assets to be acquired by such entity. A Program shall not include (and nothing in this Certificate of Incorporation shall prevent) investments by the Corporation directly in a master fund in a master/feeder fund structure permissible under the Investment Company Act. A Program shall not include an Eligible Portfolio Company as defined by the Investment Company Act.

1. The Corporation shall not invest in Programs with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of Subsection 2 below, acquires a controlling interest in such a Program, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in Securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the Program, including the authority to: (i) review all contracts entered into by the Program that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the Program agreement, to limits as to time, minimum amounts and/or a right of first refusal by the Program or consent of the Program; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the Program of its interest in the assets, except for transfer to an Affiliate of the Program.

2. The Corporation shall have the authority to invest in Programs with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the Program to the Adviser in each Corporation that invests in such Program is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any Prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Corporation nor its Affiliate controls the Program, and the potential risk that while the Corporation or its Affiliate may have the right to buy the assets from the Program, it may not have the resources to do so.

3. The Corporation shall have the authority to invest in Programs with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section A of Article VIII prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture; and (v) any Prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.

4. The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided, that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws, or, to the extent applicable and required thereunder, the Omnibus Guidelines. Any agreements regarding such arrangements shall accompany any Prospectus of the Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the Stockholders; and (iii) there will be no diminishment in the voting rights of the Stockholders.

5. Other than as specifically permitted in Subsections 2, 3 and 4 above, the Corporation shall not invest in Programs with Affiliates.

6. Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, the Corporation shall be permitted to invest in general partnership interests of limited partnership Programs only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of Subsection 2 above, acquires a “controlling interest” as defined in Subsection 1 above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the limited partnership Program agreement or other applicable agreement complies with this Section C.

D The Corporation may accept other goods or other services provided by the Adviser in connection with the operation of assets, provided that: (i) the Adviser determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the Stockholders; (iii) the written contract may only be modified by vote of a majority of then outstanding Shares and (iv) the contract shall contain a clause allowing termination without penalty on sixty (60) days’ prior notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Adviser must be independently engaged in the business of providing such goods or services to Persons other than its Affiliates and at least thirty-three percent (33%) of the Adviser’s associated gross revenues must come from Persons other than its Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by Persons other than the Adviser in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the Stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from Persons other than the Adviser.

E Notwithstanding the foregoing Section D of this Article VII, if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods or other services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by Persons other than the Adviser in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws, or, to the extent applicable and required thereunder, the Omnibus Guidelines; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

F The Board of Directors shall have the power to cause the Corporation to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Corporation, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation. In addition and notwithstanding any other provision of this Certificate of Incorporation, the Corporation is hereby authorized to borrow funds, incur indebtedness and guarantee obligations of any Person, and in connection therewith, to the fullest extent permitted by law, the Board of Directors, on behalf of the Corporation, are hereby authorized to pledge, hypothecate, mortgage, assign, transfer or grant security interests in or other liens on (i) the Stockholders’ subscription agreements and the Stockholders’ obligations to make capital contributions thereunder and hereunder, and (ii) any other assets, rights or remedies of the Corporation or of the Board of Directors hereunder or under the subscription agreements, including without limitation, the right to issue capital call notices and to exercise remedies upon a default by a Stockholder in the payment of its capital contributions and the right to receive capital contributions and other payments, subject to the terms hereof and thereof. Notwithstanding any provision in this Certificate of Incorporation, (i) the Corporation may borrow funds, incur indebtedness and enter into guarantees together with one or more Persons on a joint and several basis or on any other basis that the Board of Directors, in its sole discretion, determines is fair and reasonable to the Corporation, and (ii) in connection with any borrowing, indebtedness or guarantee by the Corporation, all capital contributions shall be payable to the account of the Corporation designated by the Board of Directors, which may be pledged to any lender or other credit party of the Corporation. All rights granted to a lender pursuant to this Section F shall apply to its agents and its successors and permitted assigns.

ARTICLE VIII.

CONFLICTS OF INTEREST

This Article VIII shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines.

A Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, the Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the Stockholders either in a Prospectus or periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section A, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the Omnibus Guidelines.

B Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, the Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Adviser or any director of the Corporation or Affiliate thereof unless all of the following conditions are met: (i) the transaction is fully disclosed to the Stockholders in either a Prospectus or periodic report filed with the SEC or otherwise; and (ii) the terms of the transaction are fair and reasonable to the Corporation.

C Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC and except for the advancement of funds pursuant to Article XII, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.

D Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, the Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article VIII and by Section A of Article VI) in connection with the reinvestment of cash available for distribution and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

E The Corporation shall cause the Adviser to agree that it shall not receive or accept any rebate or give-ups or similar arrangement that is prohibited under applicable federal or state securities laws, or, to the extent applicable and required thereunder, the Omnibus Guidelines. The Corporation shall cause the Adviser to agree that it shall not participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws, or, to the extent applicable and required thereunder, the Omnibus Guidelines governing conflicts of interest or investment restrictions, or enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws, or, to the extent applicable and required thereunder, the Omnibus Guidelines. The Corporation shall cause the Adviser to agree that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell Shares or give investment advice to a potential Stockholder; provided, however, that this Section E shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of properly disclosed sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Adviser’s own assets, including those amounts paid to the Adviser under the Advisory Agreement.

F The Corporation may not acquire assets in exchange for Shares of the Corporation without approval of a majority of the Board of Directors, including a majority of the Independent Directors with consideration to an independent appraisal of such assets.

G The funds of the Corporation shall not be commingled with the funds of any other Person. Nothing in this Section G shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

H Unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, the Corporation shall not engage in any other transaction with the Adviser or a director of the Corporation or Affiliate thereof unless: (a) such transaction complies with all applicable law and (b) a majority of the Board of Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.

I On financings made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financings and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section I, “permanent financing” shall mean any financing with a term in excess of twelve (12) months.

J The Corporation shall not grant or entitle the Adviser to an exclusive right to sell or exclusive employment to sell assets for the Corporation.

ARTICLE IX.

SHARHOLDERS

Sections A through I of this Article IX shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines.

A Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations and subject to the other provisions of this Certificate of Incorporation, the Stockholders may, without the necessity of concurrence by the Board of Directors: (i) approve or disapprove an amendment of this Certificate of Incorporation in accordance with Article XVI hereof; (ii) approve or disapprove the dissolution of the Corporation; (iii) remove the Adviser and appoint a new Adviser pursuant to the procedures in Section E of Article VI; and (iv) approve or disapprove the sale of all or substantially all of the assets of the Corporation other than in the ordinary course of the Corporation’s business.

B Without the approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of this Certificate of Incorporation, the Corporation shall not permit the Adviser to: (i) amend this Certificate of Incorporation except for amendments which do not adversely affect the rights of Stockholders; (ii) appoint a new Adviser (other than a sub-adviser pursuant to the terms of an Advisory Agreement and applicable law); (iii) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business or as otherwise permitted by law; or (iv) except as permitted under the Advisory Agreement, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the Stockholders

C With respect to shares owned by the Adviser, any director of the Corporation, or any of their respective Affiliates, neither the Adviser, nor such director(s), nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Adviser, such director(s) or any of their Affiliates or any transaction between the Corporation and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Adviser, such director(s) and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.

D Any Stockholder may: (i) in person or by agent, on written request, inspect and copy at all reasonable times the books and records and ledger of the Corporation; (ii) present to any officer or resident agent of the Corporation a written request for a statement of its affairs; and (iii) in the event the Corporation does not maintain the original or a duplicate ledger at its principal office, present to any officer or resident agent of the Corporation a written request for the Stockholder List. As used in this Section E, the term “Stockholder List” means an alphabetical list of names, addresses and business telephone numbers of the Stockholders of the Corporation along with the number of equity shares held by each of them.

1. A copy of the Stockholder List, requested in accordance with this Section E, shall be mailed within ten (10) days of the request and shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font). The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein.

2. The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A holder of Common Stock may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, the exercise of Stockholder rights under federal proxy laws or for any other proper and legitimate purpose. Each Stockholder who receives a copy of the Stockholder List shall keep such list confidential and shall sign a confidentiality agreement to the effect that such Stockholder will keep the Stockholder List confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the Stockholder List.

3. If the Adviser or the Board of Directors neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Adviser and/or the Board of Directors shall be liable to any Stockholder requesting the list for the costs, including reasonable attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation. The Corporation may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Corporation. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition, to and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state, as applicable.

E The Corporation shall cause to be prepared and delivered or made available by any reasonable means, including an electronic medium, to each Stockholder as of a record date after the end of the fiscal year within one hundred twenty (120) days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the Commencement of the Initial Public Offering that shall include: (i) financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants; (ii) a report of the material activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the Stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Stockholders for the period covered thereby and separately identifying distributions from: (A) Cash Flow from operations during the period; (B) Cash Flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets of the Corporation; and (D) reserves from the Gross Proceeds. Such annual report must also contain a breakdown of the costs reimbursed to the Adviser.

F The Corporation shall cause to be prepared and filed, as well as delivered or made available to Stockholders, within sixty (60) days after the end of each fiscal quarter of the Corporation, a Form 10-Q if required under the Exchange Act.

G The Corporation shall cause to be prepared and delivered or made available within seventy-five (75) days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a Stockholder all information necessary for the preparation of the Stockholders’ federal income tax returns.

H If Shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by Sections F and G of this Article IX, then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Corporation.

I The Corporation shall cause, upon request from any state official or agency or official administering the securities laws of such state (a “State Administrator”), to submit to such State Administrator the reports and statements required to be distributed to Stockholders pursuant to Sections E and F of this Article IX.

J Consistent with applicable law (including the Investment Company Act), the Corporation, the Adviser and/or Affiliates of the Adviser may negotiate agreements (“Side Letters”) with certain Stockholders that will result in different investment terms than the terms applicable to other Stockholders and that may have the effect of establishing rights under, or altering or supplementing the terms of, this Certificate of Incorporation or disclosure contained in any offering document of the Shares. As a result of such Side Letters, certain Stockholders may receive additional benefits which other Stockholders will not receive. Unless agreed otherwise in the Side Letter, in general, the Corporation, the Adviser and affiliates of the Adviser will not be required to notify any or all of the other Stockholders of any such Side Letters or any of the rights and/or terms or provisions thereof, nor will the Corporation, the Adviser or affiliates of the Adviser be required to offer such additional and/or different rights and/or terms to any or all of the other Stockholders. The Corporation, the Adviser and/or affiliates of the Adviser may enter into such Side Letters with any Stockholder as each may determine in its sole discretion at any time. The other Stockholders will have no recourse against the Corporation, the Board of Directors, the Adviser and/or any of their affiliates in the event certain investors receive additional and/or different rights and/or terms as a result of Side Letters. Any such exceptions or departures contained in any Side Letter with a Stockholder shall govern with respect to such Stockholder notwithstanding the provisions of the Certificate of Incorporation (including with respect to amendments to this Certificate of Incorporation) or any applicable subscription agreements.

K If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten (10) Business Days prior to initiating any such tender offer. No Stockholder may transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section L, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section L shall be of no force or effect with respect to any Shares that are then Listed.

ARTICLE X.

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A From and after the commencement of the Corporation’s operations, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

C Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer, and may not be called by any other person.

ARTICLE XI.

BOARD OF DIRECTORS

A The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall, to the fullest extent permitted by law, be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

B Except as otherwise provided by Section G of this Article XI, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Each director shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed or elected) and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C The directors shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as possible, of one-third of the total number of directors. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the commencement of the Corporation’s operations; Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the commencement of the Corporation’s operations; and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the commencement of the Corporation’s operations. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors so divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

D Except as otherwise provided by applicable law, including the Investment Company Act, or Section G of this Article XI, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any such vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E Following the time at which the Board of Directors is classified pursuant to Section C of this Article XI, any or all of the directors divided into classes may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

F Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G During any period when the holders of one or more series of Preferred Stock, due to the occurrence of an event or events, have the special right to elect additional directors who, together with the directors elected by the separate vote of the holders of one or more series of Preferred Stock prior to such event or events, constitute a majority of the total number of directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting at which directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, all such additional directors shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE XII.

LIMITATION ON LIABILITY; INDEMNIFICATION

A No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.

B To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section B of this Article XII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification. The Corporation may not incur the cost of that portion of liability insurance which insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified.

C The Corporation, to the full extent permitted by Section 145 of the DGCL and subject to the limitations set forth in this Article XII, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Notwithstanding anything to the contrary set forth in this Section C of this Article XII, any indemnification or payment or reimbursement of expenses made pursuant to this Section C of this Article XII shall be subject to applicable requirements of the Investment Company Act and the limitations and/or conditions set forth in this Article XII. The provision of indemnification or advancement of expenses to any person entitled thereto under this Section C of this Article XII, or the entitlement of any such person to indemnification or advancement of expenses under this Section C of this Article XII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses to such person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any person seeking indemnification or advancement of expenses and costs may be entitled under the Bylaws or any law, agreement, vote of stockholders or disinterested directors or otherwise

D This Section D shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. Notwithstanding anything to the contrary contained in this Article XII, the Corporation shall not provide for any indemnification of an indemnitee pursuant to Section C of this Article XII, unless all of the following conditions are met:

1. The indemnitee has determined, in good faith, that any course of conduct of such indemnitee giving rise to the loss or liability was in the best interests of the Corporation.

2. The indemnitee was acting on behalf of or performing services for the Corporation.

3. Such liability or loss was not the result of (i) negligence or misconduct, in the case that the indemnitee is a director of the Corporation (other than an Independent Director), officer, employee, Controlling Person or agent of the Corporation, or (ii) gross negligence or willful misconduct, in the case that the indemnitee is an Independent Director.

4. Such indemnification or agreement to hold harmless is recoverable only out of the net assets of the Corporation and not from the Stockholders.

E This Section E shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. Notwithstanding anything to the contrary contained in this Article XII, the Corporation shall not provide any indemnification to an indemnitee pursuant to Section C of this Article XII for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

F This Section F shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. Notwithstanding anything to the contrary contained in this Article XII, the Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by an indemnitee in advance of final disposition of a proceeding, pursuant to Section C of this Article XII, if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (ii) the indemnitee provides the Corporation with written affirmation of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Sections C, D and E of this Article XII, as applicable, (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the indemnitee is not entitled to indemnification.

G This Section G shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines. Neither the Stockholders nor the directors of the Corporation, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the director or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

H The indemnification and advancement of expenses provided or authorized by this Article XII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any indemnitee may be entitled under the Bylaws, a resolution of the Stockholders or the Board of Directors, an agreement or otherwise.

I The provisions of this Article XII shall be subject to the limitations of the Investment Company Act.

J Neither the amendment nor repeal of this Article XII, nor the adoption or amendment of any other provision of this Certificate of Incorporation or Bylaws inconsistent with this Article XII, shall apply to or affect in any respect the applicability of the preceding sections of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

ARTICLE XIII.

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C For purposes of this Article XIII, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Goldman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P., Goldman Sachs & Co. LLC or any of their other subsidiaries or affiliates (collectively, “Goldman”) or their successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4. “Goldman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Goldman Direct Transferee or any other Goldman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251 (g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments) or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Sections B or C of this Article XIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7. “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) Goldman, any Goldman Direct Transferee, any Goldman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that such person described in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “owner” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XIV.

ERISA RESTRICTIONS

Notwithstanding any other provision herein, if and to the extent that any class of Shares do not constitute Publicly Offered Securities, in order to avoid the possibility that the underlying assets of the Corporation could be treated as assets of any Benefit Plan Investor pursuant to the Plan Asset Regulation, the Corporation, at the direction of the Board of Directors or any duly-authorized committee of the Board, or, if authorized by the Board of Directors, any officer of the Corporation or the Adviser on behalf of the Corporation, shall have the power to (1) require any Person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is (i) a Benefit Plan Investor, or (ii) an ERISA Controlling Person, (2) restrict or prohibit transfers of Shares to any Person, (3) exclude any Stockholder or potential Stockholder from purchasing our Shares, (4) prohibit any repurchase of Shares to any Person, and (5) repurchase any or all outstanding Shares held by a Stockholder for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors.

ARTICLE XV.

ROLL-UP TRANSACTIONS

This Article XV shall be effective upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the Omnibus Guidelines, and only to the extent required under the Omnibus Guidelines.

A In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Stock who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Corporation.

B The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the holders of Common Stock having voting rights in a Roll-Up Entity that are less than the voting rights provided for in Sections A, B and C of Article IX hereof or Article II of the Corporation’s Bylaws;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of capital stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the capital stock held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections D and E of Article IX hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Stock.

ARTICLE XVI.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any other vote required by applicable law, the following provisions of this Certificate of Incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article XVI, Article X, Article XI, Article XII, and Article XIII.

B In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, acting by the affirmative vote of directors constituting a majority of the total number of directors, is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XVII.

POWERS OF INCORPORATOR; INITIAL DIRECTORS

The Incorporator of the Corporation is David Pessah, whose mailing address is c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and addresses of the initial members of the Board of Directors are as follows:

Katherine (“Kaysie”) P. Uniacke

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Jaime Ardila

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Carlos E. Evans

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Ross J. Kari

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Timothy J. Leach

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Richard A. Mark

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Susan B. McGee

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

ARTICLE XVIII.

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

* * *

This Certificate of Incorporation shall become effective on April 6, 2023 at 12:01 a.m. Eastern Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed as of April 5, 2023.

By:	/s/ David Pessah
Name:	David Pessah
Title:	Incorporator